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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


                          Commission File No. 000-33171

               Fisher & Paykel Healthcare Corporation Limited
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        (Exact name of registrant as specified in its charter)

           15 Maurice Paykel Place, East Tamaki, Aukland, New Zealand
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   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                  American Depositary Shares, each representing
                              Four Ordinary Shares
                          Ordinary Shares, No Par Value
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          (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)         [ ]    Rule 12h-3(b)(1)(ii)      [ ]
               Rule 12g-4(a)(1)(ii)        [ ]    Rule 12h-3(b)(2)(i)       |X|
               Rule 12g-4(a)(2)(i)         |X|    Rule 12h-3(b)(2)(ii)      [ ]
               Rule 12g-4(a)(2)(ii)        [ ]    Rule 15d-6                [ ]
               Rule 12h-3(b)(1)(i)         [ ]

Approximate number of holders of record as of the certification or notice date:186

Pursuant to the requirements of the Securities Exchange Act of 1934, Fisher & Paykel Healthcare Corporation Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: 27-2-03                            By: /s/ Michael Daniell
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                                              Name: Michael Daniell
                                              Title: Chief Executive
                                                     Officer